Newmark to Complete Acquisition of Knotel
NEW YORK, NY – March 18, 2021 – Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark” or “the Company”), today announced that it has received approval from the U.S. Bankruptcy Court for the District of Delaware to acquire the business of Knotel, Inc. (“Knotel”), a leading global flexible workspace platform. Newmark anticipates the acquisition will close shortly.
“Flexible workspace has been one of the fastest-growing areas of commercial real estate, and we expect this adaptive model will play an important role in the future of our industry,” said Newmark Chief Executive Officer Barry Gosin. “As a global commercial real estate leader, Newmark believes that our nimble integrated platform, combined with Knotel’s capabilities, will provide superior management and consulting services to corporations and owners around the world. We look forward to completing our purchase of Knotel and welcoming so many of their talented professionals to Newmark.”
The transaction is an asset sale under Section 363 of the U.S. Bankruptcy Code. Newmark will provide an update on the projected financials related to the acquisition on its first quarter 2021 earnings conference call.
About Newmark
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate services, with a comprehensive suite of investor/owner and occupier services and products. Our integrated platform seamlessly powers every phase of owning or occupying a property. Our services are tailored to every type of client, from owners to occupiers, investors to founders, growing startups to leading companies. Harnessing the power of data, technology, and industry expertise, we bring ingenuity to every exchange, and imagination to every space. Together with London-based partner Knight Frank and independently owned offices, our 18,800 professionals operate from approximately 500 offices around the world, delivering a global perspective and a nimble approach. In 2020, Newmark generated revenues in excess of $1.9 billion. To learn more, visit nmrk.com or follow @newmark.
Discussion of Forward-Looking Statements about Newmark
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company's business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.
Media Contact:
Karen Laureano-Rikardsen
+1 212-829-4975
Investor Contact:
Jason Harbes, CFA
+1 212-829-7124

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